UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018 (June 6, 2018)

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 6, 2018, Chaparral Energy, Inc. (the “Company”) entered into a Support Agreement (the “Support Agreement”) with Strategic Value Partners, LLC and certain funds and accounts managed by Strategic Value Partners, LLC and its affiliates (“SVP”).

Pursuant to the Support Agreement, the Company (i) increased the number of directors on the Board of Directors (the “Board”) of the Company  such that there would be one vacancy on the Board and (ii) elected Mr. Geenberg to fill the newly created vacancy. Subject to SVP’s compliance with certain standstill and voting obligations, Mr. Geenberg will be included in the Company’s slate of director nominees for election at the 2018 annual meeting of stockholders and, if Mr. Geenberg agrees to serve, the 2019 annual meeting of stockholders.

The Company also agreed that SVP may replace Mr. Geenberg  if he is unable or unwilling to serve on the Board at any time during the standstill period (as discussed below), subject to such replacement director meeting certain criteria as set forth in the Support Agreement.

The Support Agreement also includes, among other provisions, certain standstill and voting commitments by SVP, including a voting commitment that SVP will vote in favor of (i) any director nominees recommended by the Board to the stockholders for election and (ii) other routine matters submitted by the Board to the stockholders for a vote. The standstill period shall, subject to the Company’s compliance with the terms of the Support Agreement, extend until the date that is the earlier of (i) 30 days prior to the expiration of the Company’s advance notice period for (A) the 2020 annual meeting of stockholders or (B) any subsequent annual meeting of stockholders, should Mr. Geenberg or his replacement not be included on the Company’s slate of director nominees for such subsequent annual meeting and (ii) 120 days after Mr. Geenberg or his replacement ceases to serve on the Board. If SVP and its affiliate entities cease collectively to beneficially own the lesser of an aggregate of (i) at least 8% of the Company’s then outstanding shares of Common Stock and (ii) 3,719,850 shares of the Company’s Common Stock, Mr. Geenberg has agreed to resign from the Board. In addition, if SVP or any of its affiliates materially breaches the Support Agreement and fails to cure such breach, Mr. Geenberg has agreed to resign from the Board.

This description of the Support Agreement is qualified in its entirety by reference to the full text of the Support Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2018, effective June 6, 2018, the Board increased the size of the Board to eight members and elected Mr. David Geenberg as a member of the Board to fill the newly created vacancy and serve until the 2019 annual meeting of stockholders. In addition, Mr. Geenberg has provided to the Company an irrevocable resignation letter that will become effective, subject to the Board’s acceptance, upon the occurrence of the events described in Item 1.01 above relating to SVP’s minimum ownership thresholds or a material breach of the Support Agreement and failure to cure such breach.

The Board has determined that Mr. Geenberg is an “independent director” in accordance with the rules of the SEC and NYSE. On June 6, 2018, Mr. Geenberg was appointed to serve on the Nominating and Governance Committee of the Company.

Mr. Geenberg will waive his rights to compensation as a member of the Board and will not participate in the non-employee director compensation programs described under “Director Compensation” in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on April 30, 2018. Except for the Support Agreement, there are no other awards of compensation, material arrangements or understandings between Mr. Geenberg and any other person pursuant to which Mr. Geenberg was elected to serve as director that are not described above, and there are no transactions with Mr. Geenberg that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On June 7, 2018, the Company issued a press release announcing the entry into the Support Agreement described above. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

10.1	Support Agreement, dated June 6, 2018 by and among Chaparral Energy, Inc., Strategic Value Partners, LLC and certain funds and accounts managed by Strategic Value Partners, LLC.
99.1	Press release dated June 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 7, 201	8

		By:	/s/ JOSEPH O. EVANS
		Name:	Joseph O. Evans
		Title:	Chief Financial Officer and Executive Vice President